                                                            EXHIBIT 24(2)(j)(ii)

                        SUB-CUSTODIAN SERVICES AGREEMENT

            THIS AGREEMENT is made as of December 1, 2003 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), WILMINGTON TRUST COMPANY, a trust company incorporated under the laws of Delaware ("Custodian") and WILMINGTON LOW VOLATILITY FUND OF FUNDS, a Delaware statutory trust (the "Fund").

                              W I T N E S S E T H:

            WHEREAS, the Fund is registered as a non-diversified, closed end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Fund wishes to retain PFPC Trust to provide sub-custodian services, and PFPC Trust wishes to furnish sub-custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    DEFINITIONS. AS USED IN THIS AGREEMENT:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of the Fund and any other person authorized by the Fund's Board of Trustees to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document sent to both parties hereto.

      (d) "Book Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book entry system registered with the SEC under the 1934 Act.

      (e)   "CEA" means the Commodities Exchange Act, as amended.

      (f) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

      (g)   "Holder" means a record owner of Interests of the Fund.

      (h)   "Interests" means the beneficial interest of the Fund.

      (i) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (j) "PFPC Trust" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

      (k)   "SEC" means the Securities and Exchange Commission.

      (l) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (m)   "Property" means:

            (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

            (ii) all income in respect of any of such securities or other investment items;

            (iii) all proceeds of the sale of any of such securities or investment items; and

            (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

      (n) "Written Instructions" mean written instructions signed by an Authorized Person and received by PFPC Trust. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide sub-custodian services to the Fund as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

      (a) at PFPC Trust's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC Trust or its affiliates to provide services;

      (b)   a copy of the Fund's most recent effective registration statement;

      (c)   a copy of the Fund's advisory agreements;

      (d) a copy of the distribution/underwriting agreement with respect to each class of Interests;

      (e)   a copy of the Fund's administration agreement;

      (f) copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund; and

      (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.    COMPLIANCE WITH LAWS.

      PFPC Trust undertakes to comply with applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

5.    INSTRUCTIONS.

      (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC Trust shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.

      (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Trust shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC Trust's actions comply with the other provisions of this Agreement.

6.    RIGHT TO RECEIVE ADVICE.

      (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

      (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice at PFPC Trust's own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel. In the event PFPC Trust so relies on the advice of counsel, PFPC Trust remains liable for any action or omission on the part of PFPC Trust which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

      (d) Protection of PFPC Trust. PFPC Trust shall be protected in any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust when an action or omission on the part of PFPC Trust constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

8. CONFIDENTIALITY. PFPC Trust agrees to keep confidential all records of the Fund and information relating to the Fund and its Holders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC Trust may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities. Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

9. PROPERTY OF THE FUND. Information or material including client data owned by the Fund shall remain the property of the Fund. In the event of termination of this Agreement, information belonging to the Fund, including client data owned by the Fund shall be returned by PFPC, at the reasonable expense of the Fund, as directed by the Fund. This information shall be in a form that can reasonably be accessed by the Fund; however, nothing herein shall require PFPC to disclose any of its intellectual property to the Fund or to any other service provider or third party.

10. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

11. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

12. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

13. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

14. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws and amendments thereto), and expenses, including (without limitation) attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which PFPC Trust takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC Trust's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. The provisions of this Section 14 shall survive termination of this Agreement.

15.   RESPONSIBILITY OF PFPC TRUST.

      (a) PFPC Trust shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust in writing. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC Trust shall be liable for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

      (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be liable for losses beyond its control provided that PFPC Trust has acted in accordance with the standard of care set forth above; and (ii) PFPC Trust shall not be liable for (A) the validity or invalidity, or authority or lack thereof, of any Oral Instruction or Written Instruction, notice, or instrument which conforms to the applicable requirements of this Agreement and which PFPC Trust reasonably believes to be genuine; or (B) subject to Section 12, delays or errors or loss of data occurring by reason of circumstances beyond PFPC Trust's control, including acts of civil or military authority; national emergencies; labor difficulties; fire; flood; catastrophe; acts of God; insurrection; war; terrorism; riots or failure of the mails transportation, communication or power supply.

      (c) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 16(h)(ii)(B)(4) and Section 16(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

      (d) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 15(e) below, (i) neither the Fund, the Custodian nor PFPC Trust shall be liable for any consequential, special or indirect losses or damages ("Special Damages"), which any party may incur as a consequence of the performance hereunder.

      (e) PFPC Trust shall be liable for Special Damages incurred by the Fund only to the extent that Special Damages arise out of PFPC Trust's or its affiliates willful misfeasance, bad faith or gross negligence in performing, or reckless disregard of, their duties under this Agreement, provided, however, the liability of PFPC Trust with respect to all such Special Damages arising during the term of this Agreement and thereafter shall be limited to the greater of One Hundred Thousand Dollars ($100,000) or the sum of all fees paid to PFPC Trust during the Initial Term or any Renewal Term, per transaction or series of directly related transactions; related transactions may be related as to parties, timing or subject matter.

      (f) The provisions of this Section 15 shall survive termination of this Agreement.

16.   DESCRIPTION OF SERVICES.

      (a) Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Fund, including cash received as a result of the distribution of Interests, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.

      (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement.

            PFPC Trust shall make cash payments from or for the Account of the Fund only for:

            (i) purchases of securities in the name of the Fund, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, or an underlying Fund's subscription documents, as appropriate;

            (ii) purchase or redemption of Interests of the Fund delivered to PFPC Trust;

            (iii) payment of, subject to Written Instructions, interest, taxes
                  (provided that tax which PFPC Trust considers is required to be deducted or with held "at source" will be governed by
                  Section 16(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees which are to be borne by the Fund;

            (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent;

            (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

            (vi) payments of the amounts of dividends received with respect to securities sold short;

            (vii) payments to PFPC Trust for its services hereunder;

            (viii) payments made to a sub custodian pursuant to provisions in sub section (c) of this Section; and

            (ix)  other payments, upon Written Instructions.

            PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

      (c)   Receipt of Securities; Subcustodians.

            (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any shareholder who is also a member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund withdraw any securities (other than a repurchase by the Fund).

                  At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                  In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).PFPC Trust shall remain responsible for the acts and omissions of any sub custodian chosen by PFPC Trust under the terms of this sub section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

      (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

            (i) deliver any securities held for the Fund against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

            (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

            (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

            (iv) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

            (v) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

            (vi) make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

            (vii) release securities belonging to the Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

            (viii) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into by the Fund, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

            (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

            (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

            (xi) release and deliver securities owned by the Fund for the purpose of redeeming in kind interests of the Fund upon delivery thereof to PFPC Trust; and

            (xii) release and deliver or exchange securities owned by the Fund for other purposes. PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub paragraph d(xii).

      (e) Use of Book Entry System or Other Depository. PFPC Trust will deposit in Book Entry Systems and other depositories all securities belonging to the Fund eligible for deposit therein and will utilize Book Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act. PFPC Trust shall administer a Book-Entry System or other depository as follows:

            (i) With respect to securities of the Fund which are maintained in a Book Entry System or another depository, the records of PFPC Trust shall identify by book entry or otherwise those securities as belonging to the Fund.

            (ii) Assets of the Fund deposited in a Book Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

            PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

      (f) Registration of Securities. All Securities held for the Fund which are issued or issuable only in bearer form, except such securities held in the Book Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities held for the Fund may be registered in the name of the Fund, PFPC Trust, a Book Entry System, another depository, a sub custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book Entry System, depository or sub custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts.

      (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

      (h) Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

            (i)   Collection of Income and Other Payments.

                  (A) collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income to the Fund's custodian account;

                  (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                  (C) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by PFPC Trust hereunder;

                  (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired, or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

                  (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

            (ii)  Miscellaneous Transactions.

                  (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                        (1) for examination by a broker or dealer selling for the account of the Fund in accordance with street delivery custom;

                        (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                        (3) for transfer of securities into the name of the Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

                  (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                        (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

                        (2) collect interest and cash dividends received, with notice to the Fund, to the account of the Fund;

                        (3) hold for the account of the Fund all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                        (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

            (iii) Other Matters.

                  (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                  (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

      (i)   Segregated Accounts.

            (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Fund. Such accounts may be used to transfer cash and securities, including securities in a Book Entry System or other depository:

                  (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                  (B) upon receipt of Written Instructions, for other purposes.

            (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Interests through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

      (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

            (ii) the number of interests or the principal amount purchased and accrued interest, if any;

            (iii) the date of purchase and settlement;

            (iv)  the purchase price per unit;

            (v)   the total amount payable upon such purchase; and

            (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

      (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

            (ii) the number of interests or principal amount sold, and accrued interest, if any;

            (iii) the date of trade and settlement;

            (iv)  the sale price per unit;

            (v)   the total amount payable to the Fund upon such sale;

            (vi) the name of the broker through whom or the person to whom the sale was made; and

            (vii) the location to which the security must be delivered and delivery deadline, if any.

      PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

      (l)   Reports; Proxy Materials.

            (i)   PFPC Trust shall furnish to the Fund the following reports:

                  (A) such periodic and special reports as the Fund may reasonably request;

                  (B) a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Fund at the end of such month.

                  (C) the reports required to be furnished to the Fund pursuant to Rule 17f 4 of the 1940 Act; and

                  (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

            (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

      (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

      (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

      (o) Foreign Exchange. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

17. DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and shall continue until December 1,2006 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by either party without penalty during a Renewal Term upon written notice given at least sixty (60) days prior to termination. During either the Initial Term or the Renewal Terms, this Agreement may also be terminated on an earlier date by either party for cause.

            With respect to the Fund, cause shall mean PFPC Trust's material breach of this Agreement causing it to fail to substantially perform its duties under this Agreement. In order for such material breach to constitute cause under this Paragraph, PFPC Trust must receive written notice from the Fund specifying the material breach and PFPC Trust shall not have corrected such breach within a thirty (30) day period. With respect to PFPC Trust, cause includes, but it not limited to, the failure of the Fund to pay the compensation set forth in writing pursuant to Paragraph 13of this Agreement after it has received written notice from PFPC Trust specifying the amount due and the Fund shall not have paid that amount within a thirty (30) day period. A constructive termination of this Agreement will result where a substantial percentage of the Fund's assets are transferred, merged or are otherwise removed from the Fund to another fund(s) that is not serviced by PFPC Trust.

            Any notice of termination for cause shall be effective sixty (60) days from the date of any such notice. Upon the termination hereof, the Fund shall pay to PFPC Trust such compensation as may be due for the period prior to the date of such termination. Any termination effected shall not affect the rights and obligations of the parties under Paragraphs 14 and 15 hereof.

            In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Fund to the Fund. If a successor to PFPC Trust is not appointed by the Fund within such sixty (60) period, PFPC Trust may deliver them to a bank or trust company of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses. PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

18. NOTICES. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153,
      Attention: Sam Sparhawk; (b) if to the Fund, at 1100 North Market Street, Wilmington, Delaware 19890, Attention: John

      Giles; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex, electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of PFPC Trust or of The PNC Financial Services Group, Inc., provided that (i) PFPC Trust gives the Fund 30 days' prior written notice; (ii) the delegate (or assignee) agrees with PFPC Trust and the Fund to comply with all relevant provisions of the 1940 Act; (iii) PFPC Trust and such delegate (or assignee) promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee) and (iv) PFPC Trust remains liable for the delivery of all services hereunder unless the Fund shall have agreed otherwise in a written novation to that effect.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.   MISCELLANEOUS.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of PFPC Trust do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

      (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                        PFPC TRUST COMPANY

                                        /s/ Edward A. Smith III
                                        ----------------------------------------
                                        By:    Edward A. Smith III
                                        Title: Vice President


                                        WILMINGTON LOW VOLATILITY FUND OF FUNDS

                                        /s/ John R. Giles
                                        ----------------------------------------
                                        By:    John R. Giles
                                        Title: Vice President


                                        WILMINGTON TRUST COMPANY

                                        /s/ John R. Giles
                                        ----------------------------------------
                                        By:    John R. Giles
                                        Title: Vice President